BillionToOne Reports Fourth Quarter and Full Year 2025 Results and Raises 2026 Revenue Guidance
MENLO PARK, CA, March 4, 2026 - BillionToOne, Inc. (NASDAQ: BLLN), a next-generation molecular diagnostics company with a mission to create powerful and accurate tests that are accessible to all, today reported its financial results for the fourth quarter and full year ended December 31, 2025 and raised guidance for full year 2026.
Financial Highlights:
●Total revenue of $96.1 million in the fourth quarter of 2025, compared to $45.1 million in the fourth quarter of 2024, an increase of 113%.
●Prenatal clinical testing revenue was $86.1 million in the fourth quarter of 2025, an increase of 99% from the fourth quarter 2024.
●Oncology clinical testing revenue was $9.1 million in the fourth quarter of 2025, more than 8x higher than the $1.1 million reported in the fourth quarter of 2024.
●Gross profit margin was 71% in the fourth quarter of 2025, compared to 57% in the fourth quarter of 2024, a 14 percentage-point increase year-over-year.
●170,000 tests delivered in the fourth quarter of 2025, compared to 116,000 tests delivered in the fourth quarter of 2024, an increase of 47%.
●Operating income of $10.3 million in the fourth quarter of 2025, compared to a $11.7 million operating loss in the fourth quarter of 2024.
●Net cash flow, excluding the net proceeds received from the issuance of common stock in connection with the IPO, was $8.8 million in the fourth quarter of 2025 and $12.5 million in the full year 2025.
●Raised 2026 full year revenue guidance to be in a range of $430 million to $445 million, which represents 41% to 46% growth over 2025.
●Expects positive operating income for the full year 2026.
Recent Operating Highlights:
●In February, we launched our expanded Red Blood Cell Fetal Antigen NIPT offering and our Platelet Fetal Antigen NIPT offering in prenatal product lines. These two products represent the first, and only, non-invasive prenatal tests in the U.S. designed to determine fetal antigen status across both red blood cell and platelet antigens in pregnancies affected by or at risk for Hemolytic Disease of the Fetus and Newborn (HDFN) and Fetal and Neonatal Alloimmune Thrombocytopenia (FNAIT).
●Also in Q1 of 2026, we launched Northstar PGx and Northstar Select CH in oncology products. Northstar PGx and Northstar CH are add-on applications for our Northstar Select test, and expand the Northstar platform beyond genomic profiling to address chemotherapy safety (PGx) and clonal hematopoiesis (CH)—two critical decision points in selecting the right therapy for patients.
"2025 demonstrated how the compounding power of a differentiated technology platform, category-defining products, and disciplined execution can produce an extraordinary outcome,” said Dr. Oguzhan Atay, Co-Founder and CEO of BillionToOne. "With new prenatal and oncology products already launched, expanding payer coverage, and a growing base of providers choosing our tests, we are executing to solve the hardest problems in healthcare and give patients the answers they need. Entering 2026, we believe we are still in the earliest chapters of what is possible, and remain confident that our smNGS platform will continue to unlock diagnostic capabilities that transform patient lives one molecule at a time.”

	Three Months Ended December 31, (Unaudited)			Year Ended December 31, (Unaudited)
	2025	2024	%	2025	2024	%
Revenue ($ in millions)
Prenatal	$86.1	$43.2	99%	$277.1	$145.9	90%
Oncology	$9.1	$1.1	735%	$25.0	$2.9	748%
Clinical Trial Support and Other Services	$0.8	$0.8	6%	$3.1	$3.7	(18)%
Total Revenue	$96.1	$45.1	113%	$305.1	$152.6	100%
Note: Numbers may not add due to rounding

	Three Months Ended December 31, (Unaudited)			Year Ended December 31, (Unaudited)
	2025	2024	%	2025	2024	%

Total tests accessioned	168,000	115,000	46%	616,000	410,000	50%
Total tests delivered	170,000	116,000	47%	610,000	405,000	51%
Overall ASP	$561	$382	47%	$495	$368	35%
Fourth Quarter 2025 Financial Results
Total revenue was $96.1 million in the fourth quarter of 2025 compared to $45.1 million in the fourth quarter of 2024, an increase of 113%. The increase in total revenue was driven by a 47% increase in the number of total tests delivered and a 47% increase in Overall ASP. Both prenatal and oncology delivered strong test volume growth quarter-over-quarter and year-over-year.
Gross profit was $68.6 million in the fourth quarter of 2025, compared to $25.7 million in the fourth quarter of 2024, representing a gross margin of 71% in the fourth quarter of 2025 and 57% in the fourth quarter of 2024. Increases in Overall ASP and reductions in Overall Cost-Per-Test drove the improvement in gross profit margin compared to the fourth quarter of 2024.
Total operating expenses were $58.3 million in the fourth quarter of 2025, compared to $37.4 million in the fourth quarter of 2024 an increase of 56%.
Operating income was $10.3 million in the fourth quarter of 2025, compared to an operating loss of $11.7 million in the fourth quarter of 2024. Operating margin was 11% in the fourth quarter of 2025.
Net income available to common shareholders in the fourth quarter of 2025 was $4.4 million, or $0.11 per diluted share, compared to a net loss of $11.5 million, or $1.13 per diluted share, in the fourth quarter of 2024.
Full Year 2025 Financial Results
Total revenue was $305.1 million in 2025 compared to $152.6 million in 2024, an increase of 100%. The increase in total revenues was driven by a 51% increase in the number of total tests delivered and a 35%

increase in Overall ASP. Both prenatal and oncology delivered strong test volume growth compared to 2024.
Gross profit was $208.5 million in 2025, compared to $80.9 million in 2024, representing a gross margin of 68% in 2025 and 53% in 2024. Increases in Overall ASP and reductions in Overall Cost-Per-Test drove the improvement in the gross profit margin compared to 2024.
Total operating expenses were $192.4 million in 2025, compared to $128.1 million in 2024, an increase of 50%.
Operating income was $16.0 million in 2025, compared to an operating loss of $47.1 million in 2024. Operating margin was 5% in 2025.
Net income available to common shareholders for 2025 was $2.9 million, or $0.14 per diluted share, compared to a net loss of $41.6 million, or $4.12 per diluted share, for 2024.
As of December 31, 2025, BillionToOne held approximately $496.0 million in cash and cash equivalents.
Financial Outlook
BillionToOne now expects full year 2026 total revenue of $430 million to $445 million, representing growth of 41% to 46% compared to full year 2025. This compares to the company’s previous guidance of $415 million to $430 million.
BillionToOne also expects positive GAAP operating income for the full year 2026.
Webcast and Conference Call Information
BillionToOne will host a conference call today, March 4, 2026, at 1:30pm Pacific Time / 4:30pm Eastern Time. Investors interested in listening to the conference call are required to register online. A live and archived webcast of the event can be accessed at https://investors.billiontoone.com/.
About BillionToOne
Headquartered in Menlo Park, California, BillionToOne is a molecular diagnostics company with a mission to create powerful and accurate tests that are accessible to all. The company's patented Quantitative Counting Templates™ (QCT™) molecular counting platform is the only multiplex technology that can accurately count DNA molecules at the single-molecule level.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of federal securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements regarding revenue, income and other financial information for the full year of 2026. These statements are based on management’s current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, some of which are beyond BillionToOne’s control. These and additional risks and uncertainties that could affect BillionToOne’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. These risks and uncertainties include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in BillionToOne’s most recently filed quarterly report on Form 10-Q, the annual report on Form 10-K that BillionToOne will file for the year ended December 31, 2025, and other filings BillionToOne makes with the Securities and Exchange Commission from time to time. The forward-looking statements in this press release are based on information available to BillionToOne as of the date hereof, and BillionToOne disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing BillionToOne’s views as of any date subsequent to the date of this press release.

BillionToOne, Inc.
Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue	$96,053	$45,077	$305,112	$152,582
Cost of revenue	27,449	19,358	96,654	71,667
Gross profit	68,604	25,719	208,458	80,915
Operating expenses:	-	-
Research and development	14,250	10,996	49,384	36,596
Selling, general and administrative	44,022	26,415	143,051	91,465
Total operating expenses	58,272	37,411	192,435	128,061
Income (loss) from operations	10,332	(11,692)	16,023	(47,146)
Other income (expense):
Interest income	3,258	1,671	7,750	5,819
Interest expense	(3)	(47)	(95)	(2,386)
Net gain on extinguishment of debt	-	-	-	7,289
Change in fair value of term loan	(1,471)	(854)	(8,509)	(3,137)
Change in fair value of convertible notes	-	-	-	(835)
Other expense, net	(5,819)	(531)	(7,410)	(1,145)
Total other income (expense)	(4,035)	239	(8,264)	5,605
Income (loss) before provision for income taxes	6,297	(11,453)	7,759	(41,541)
Provision for income taxes	320	24	305	29
Net income (loss)	$5,977	$(11,477)	$7,454	$(41,570)

Less: Net income (loss) attributable to participating securities	(1,561)	-	(4,535)	-
Net income (loss) attributable to common stockholders	$4,416	$(11,477)	$2,919	$(41,570)
Net income (loss) per share attributable to common stockholders, basic and diluted:
Net income (loss) per share, basic	$0.14	$(1.13)	$0.18	$(4.12)
Net income (loss) per share, diluted	$0.11	$(1.13)	$0.14	$(4.12)
Weighted-average shares used in calculating net income (loss) per share attributable to common stockholders, basic and diluted:
Weighted-average shares used in calculating net income (loss) per share, basic	32,192,298	10,171,740	15,875,091	10,079,925
Weighted-average shares used in calculating net income (loss) per share, diluted	39,391,610	10,171,740	21,230,752	10,079,925

BillionToOne, Inc.
Balance Sheets
(in thousands, except share amounts, unaudited)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$495,975	$191,477
Accounts receivable	41,617	24,709
Inventories	17,545	8,733
Prepaid expenses and other current assets	5,421	2,898
Total current assets	560,558	227,817
Property and equipment, net	20,361	17,111
Operating lease right-of-use assets, net	46,742	51,739
Other non-current assets	4,993	5,392
Total assets	$632,654	$302,059
Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$7,184	$4,304
Accrued expenses and other current liabilities	7,247	3,882
Accrued commissions	3,912	2,756
Accrued compensation and employee benefits	12,551	8,419
Common stock warrant liability	9,282	—
Deferred revenue, current	2,188	2,806
Operating lease liabilities, current	5,079	4,393
Financing lease liabilities, current	519	1,826
Total current liabilities	47,962	28,386
Operating lease liabilities, non-current	45,723	50,802
Financing lease liabilities, non-current	348	874
Deferred revenue, non-current	1,290	—
Long-term debt	57,226	51,481
Other non-current liabilities	—	2,763
Total liabilities	152,549	134,306

Redeemable convertible preferred stock, $0.00001 par value; 50,000,000 and 29,544,989 shares authorized as of December 31, 2025 and 2024, respectively; 0 and 29,084,235 shares issued and outstanding as of December 31, 2025 and 2024, respectively; aggregate liquidation preference of $0 and $422,458 as of December 31, 2025 and 2024, respectively	—	419,409
Stockholders’ equity:
Common stock, $0.00001 par value; 0 and 51,100,000 shares authorized as of December 31, 2025 and 2024, respectively; 0 and 10,925,950 shares issued and outstanding as of December 31, 2025 and 2024, respectively	–	–
Class A common stock, $0.00001 par value; 800,000,000 shares authorized as of December 31, 2025; 41,252,105 shares issued and outstanding as of December 31, 2025	—	—
Class B common stock, $0.00001 par value; 10,000,000 shares authorized as of December 31, 2025; 4,552,650 shares issued and outstanding as of December 31, 2025	—	—
Additional paid-in capital	756,644	30,545
Accumulated other comprehensive loss	(1,791)	—
Accumulated deficit	(274,748)	(282,201)
Total stockholders’ equity	480,105	(251,656)
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$632,654	$302,059

Investor Contact
ir@billiontoone.com
Media Contact
billiontoone@moxiegrouppr.com